Exhibit 99.1

Press Contact:	Kim Montagnino	(631) 375-8779	kmontag@its.jnj.com

Investor Contact:	Christopher DelOrefice	(732)524-2955	cdelorefice@its.jnj.com

For Immediate Release

Johnson & Johnson Names Dr. Nadja West, retired United States Army lieutenant general and former United States Army Surgeon General to its Board of Directors

New Brunswick, NJ (December 3, 2020) – Johnson & Johnson announced today that Dr. Nadja West, retired United States Army lieutenant general and former United States Army Surgeon General has been appointed to its Board of Directors.
“I am pleased to welcome Dr. Nadja West to Johnson & Johnson’s Board of Directors,” said Alex Gorsky, Chairman and Chief Executive Officer. “Nadja is an accomplished healthcare leader with a strong commitment to public service and she brings an impressive and unique combination of business and leadership expertise to Johnson & Johnson. I look forward to Nadja’s contributions to the Board as we continue our pursuit of improving the health of families around the world at such an important moment in time.”

About LTG(R) Dr. Nadja West
Dr. Nadja West brings decades of strategic and operational experience in national and international executive leadership, strategic planning, and healthcare management. Most recently, Dr. West served as the 44th Army Surgeon General, and Commanding General of the US Army Medical Command from 2015-2019. Prior to that role, Dr. West served as the Joint Staff Surgeon from 2013-2015, Deputy Chief of Staff for Support, US Army Medical Command from 2012-2013, and Commanding General, Europe Regional Medical Command from 2010-2012. Dr. West currently serves as an Independent Director on the Boards of Nucor Corporation and Tenet Healthcare Corporation; serves as a Trustee of the National Recreation Foundation, and Mount St. Mary’s University; and as a Board Member of Americares, and The Bob Woodruff Foundation.. Dr. West graduated from the United States Military Academy with a degree in General Engineering, The National War College with a master’s degree in National Security and Strategic Studies and earned her M.D. at The George Washington University.
“I am incredibly proud to join the Board of Directors at Johnson & Johnson,” said Dr. Nadja West. “I look forward to working alongside the Board in support of the management team as they continue to deliver transformational innovation, create healthier communities, and put better health within reach of more people around the world.”

The full Board of Directors list is available on the Johnson & Johnson website at https://www.jnj.com/leadership/our-leadership-team#board-of-directors.

About Johnson & Johnson
At Johnson & Johnson, we believe good health is the foundation of vibrant lives, thriving communities and forward progress. That’s why for more than 130 years, we have aimed to keep people well at every age and every stage of life. Today, as the world’s largest and most broadly-based health care company, we are committed to using our reach and size for good. We strive to improve access and affordability, create healthier communities, and put a healthy mind, body and environment within reach of everyone, everywhere. We are blending our heart, science and ingenuity to profoundly change the trajectory of health for humanity.

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